Exhibit 11

                 Statement of Computation of Per Share Earnings

         Set forth below are the bases for the computation of earnings per share for the periods shown. The Company had no shares outstanding prior to June 22, 1998.

                                                  Six Months Ended June 30,
                                          --------------------------------------
     Earnings (loss) Per Common Share             1999                 1998

        Basic                                   $(0.40)               (2.97)

        Average Shares Outstanding             1,650,000              82,044

        Diluted                                 $(0.40)               (2.97)

        Average Shares Outstanding             1,650,000              82,044








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